Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 21, 2020
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782‑4900 or (888) 454‑BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 21, 2020 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2019.   Sierra Bancorp reported consolidated net income of $9.285 million for the fourth quarter of 2019,  representing an increase of $1.381 million, or 17%, relative to the fourth quarter of 2018.   The favorable variance in net income came largely from the positive impact of a higher average balance of interest-earning assets and a lower loan loss provision.   The Company’s return on average assets was 1.41% in the fourth quarter of 2019, return on average equity was 11.97%, and diluted earnings per share were $0.60.

For the full year in 2019 the Company recognized net income of $35.961 million, which reflects an increase of 21% relative to net income in 2018.  The Company’s financial performance metrics for the year include an annualized return on average equity of 12.23%, a return on average assets of 1.40%, and diluted earnings per share of $2.33.

Assets totaled $2.594 billion at December 31, 2019, representing an increase of $71 million, or 3%, for the year.   The increase in assets resulted from a higher level of outstanding balances on mortgage warehouse lines and growth in investment securities, partially offset by runoff in real estate loans and commercial loans.   Gross loans grew to $1.763 billion at December 31, 2019,  for an increase of $31 million, or 2%, for the year.  Total nonperforming assets increased by $299,000, or 5%, during 2019.   Deposits totaled $2.168 billion at December 31, 2019, representing a year-to-date organic increase of $52 million, or 2%, while non-deposit borrowings were reduced by $27 million.

“Success comes from knowing that you did your best to become the best that you are capable of becoming.”

–  John Wooden

“As we wrap up the fourth quarter of 2019, we are particularly pleased with our record breaking net income for both the quarter and the year,” stated Kevin McPhaill, President and CEO.  “This achievement is especially noteworthy in light of the many headwinds we encountered including subdued loan growth, compressing margins, and strong competition for earning assets,” he observed further.  “Looking forward to the coming year, our entire banking team is committed to the Company’s success by overcoming whatever challenges lie ahead,  seizing new opportunities, and striving to make Bank of the Sierra the best we can possibly be,” McPhaill concluded.

Financial Highlights

As noted above, net income increased by $1.381 million, or 17%, for the fourth quarter of 2019 relative to the fourth quarter of 2018, and by $6.284 million, or 21%, for the year in 2019 as compared to 2018.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Sierra Bancorp Financial Results

January 21, 2020

Net interest income increased by $764,000, or 3%, for the fourth quarter of 2019 over the fourth quarter of 2018 and $4.975 million, or 5%, for the year in 2019 relative to 2018.  The increase for the fourth quarter is due to growth in average interest-earning assets totaling $141 million, or 6%,  partially offset by a 12 basis point drop in our net interest margin.  Organic growth in the average balance of mortgage warehouse loans and investments contributed to the increase in average earning assets.  However, our net interest margin was negatively impacted by the following factors:  A declining interest rate environment in 2019, given our asset-sensitive balance sheet; a shift in our earning asset mix into lower-yielding loans and investments; aggressive pricing instituted on mortgage warehouse lines to encourage increased line utilization; higher average rates paid on brokered deposits; and, a shift in the mix of our interest-bearing liabilities toward higher-cost funding sources.  The improvement in net interest income for the comparative year-to-date periods resulted from an increase of  $152 million, or 7%, in average interest-earning assets that was partially offset by a  five basis point decline in our net interest margin.  As noted, our net interest margin has been unfavorably impacted in recent periods by market factors and competitive forces, although we have seen a positive impact on the cost of time deposits both from declining rates during 2019 and the recent runoff of relatively high-rate deposits acquired in late 2018.   The comparative results were also significantly impacted by nonrecurring interest items, which typically include interest income recovered upon the resolution of nonperforming loans, the reversal of interest income when a loan is placed on non-accrual status, and accelerated fees or prepayment penalties recognized for early payoffs.  Nonrecurring items added $515,000 to interest income in the fourth quarter of 2019,  as compared to only $17,000 in the fourth quarter of 2018.  For the year, nonrecurring items supplemented interest income by $820,000 in 2019 and $277,000 in 2018.  Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by five basis points in the fourth quarter of 2019 as compared to four basis points in the fourth quarter 2018,  and four basis points for the year in 2019 relative to seven basis points in 2018.

The Company recorded a  loan loss provision of $500,000 in the fourth quarter of 2019 relative to a provision of $1.400 million in the fourth quarter of 2018, and the year-to-date loan loss provision totaled $2.550 million in 2019 as compared to $4.350 million in 2018.   The 2019 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances, and reserves required for specifically identified impaired loan balances, including reserves set aside for a $2.8 million loan that was placed on non-accrual status shortly before the end of the third quarter.  We recorded a partial charge-off of $1.2 million on that particular loan in the fourth quarter of 2019.    Our 2018 provision included the establishment of reserves for a $10 million loan participation that was placed on non-accrual status during the third quarter of 2018.

Total noninterest income reflects increases of $567,000, or 11%, for the quarterly comparison and $1.913 million, or 9% for the year.  The comparative results were significantly impacted by favorable swings in BOLI income, which was up by $1.042 million for the fourth quarter and $1.593 million for the comparative year-to-date periods due to fluctuations in income on BOLI associated with deferred compensation plans.  As noted below, that income is largely offset by higher deferred compensation expense accruals.  The variances in noninterest income also include higher deposit service charges and  a rising level of debit card interchange income,  as well as an increase of $915,000 resulting from a nonrecurring charge recorded in the fourth quarter of 2018 to true up expenses associated with low-income housing tax credit funds, which are netted out of revenue.  The year-to-date increase in noninterest income was also enhanced by a $100,000 nonrecurring gain in the second quarter of 2019 resulting from the wrap-up of our investment in a certain low-income housing tax credit fund.    Increases within noninterest income were partially offset by lower valuation increases recorded on restricted stock pursuant to FASB ASU 2016-01; we wrote up our investment by only $232,000 in the second quarter of 2019, as compared to $1.183 million in the fourth quarter of 2018.

Total noninterest expense increased by $945,000, or 6%, in the fourth quarter of 2019 relative to the fourth quarter of 2018, and by $554,000, or 1%, in 2019 as compared to 2018.    The comparative results were significantly impacted by changes in deferred compensation expense accruals, which are related to BOLI income as noted above.  Those expense accruals, which are included in both compensation costs and other noninterest expense (directors costs), totaled $268,000 in the fourth quarter of 2019 as compared to an accrual reversal of $531,000 in the fourth quarter of 2018, for an absolute increase of $799,000, and $980,000 for the year in 2019 relative to an accrual reversal of $93,000 in 2018, for an absolute increase of $1.073 million.  Due to selective staff reductions, compensation costs were slightly lower for the comparative periods despite increases in deferred compensation accruals, salary adjustments in the normal course of

Sierra Bancorp Financial Results

January 21, 2020

business, and a year-to-date increase stemming from a drop in our deferral of loan origination salaries pursuant to lower loan origination activity.  Occupancy expense also declined by $261,000, or 9%, for the fourth quarter and $450,000, or 4%, for the year-to-date comparison, due in large part to lower depreciation expense and maintenance/repair costs on furniture and equipment.  Other noninterest expense, however, reflects increases of $1.388 million, or 27%, for the quarterly comparison and $1.159 million, or 5%, for the year.  The largest unfavorable variances within that category include the following:  OREO expense, which was up $430,000 for the fourth quarter and $765,000 for the year primarily due to large nonrecurring gains on the sale of OREO in 2018; directors deferred compensation expense (related to BOLI income), which saw absolute increases of $703,000 for the fourth quarter and $851,000 for the year; and, hiring and recruiting costs which were $281,000 higher for the fourth quarter and $413,000 higher for the year.  Significant favorable variances include the offset of the Company’s FDIC assessment for the third and fourth quarters of 2019 resulting from the application of small-bank assessment credits provided by the FDIC (it is expected that the Company’s assessment credit will entirely offset its quarterly FDIC assessments in the first quarter of 2020, as well), and nonrecurring acquisition costs which were down by $427,000 for the year-to-date comparison.   The Company’s provision for income taxes was 23.8% of pre-tax income in the fourth quarter of 2019 relative to 27.5% in the fourth quarter of 2018, and 24.6% of pre-tax income for the year in 2019 relative to 25.0% in 2018.

Balance sheet changes during 2019 include an increase in total assets of $71 million, or 3%, due to growth in mortgage warehouse loans and investments, partially offset by net runoff in other loan categories.   Gross loans were up by only $31 million, or 2%.  Mortgage warehouse loans grew by $97 million, as the result of market factors favorably impacting mortgage origination and refinancing activity, heightened business development efforts, and pricing adjustments.  Non-agricultural real estate loans, on the other hand, declined by $44 million, agricultural real estate loans were down $8  million, agricultural production loans dropped by $1 million, commercial and industrial loans fell by $13 million, and consumer loans declined by $1 million.  While we have implemented process improvements and pricing adjustments to help stimulate loan growth, no  assurance can be provided with regard to future growth for the following reasons:  Loan payoffs have occurred at relatively high levels in recent periods, mortgage warehouse loan volumes are difficult to predict,  the number of lending opportunities which meet our credit criteria has declined, and competition remains intense.   Other assets fell by almost $4 million, or 3%,  since a $9 million operating lease asset booked at the beginning of 2019, pursuant to our adoption of FASB ASU 2016‑02, was more than offset by our first quarter 2019 collection of a receivable established at the end of 2018 for expected proceeds from the sale of a large foreclosed property, and a lower deferred tax asset.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $299,000, or 5%, during 2019.  The increase resulted from the aforementioned $2.8 million commercial real estate loan which was placed on nonaccrual status in the third quarter of 2019, partially offset by the impact of net loan charge-offs and our continued efforts to sell OREO and resolve nonperforming loan balances.   The Company’s ratio of nonperforming assets to loans plus foreclosed assets increased slightly to 0.37% at December 31, 2019 from 0.36% at December 31, 2018.   All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations, or are carried at the fair value of the underlying collateral net of expected disposition costs.

The Company’s allowance for loan and lease losses was $9.923 million at December 31, 2019,  as compared to $9.750 million at December 31, 2018.   The increase resulted from the addition of a $2.550 million loan loss provision in 2019, less $2.377 million in net loan balances charged off during the year.   As reported above, a single loan that was placed on non-accrual status in the third quarter accounts for almost half of the loan loss provision and about half of the net charge-offs in 2019.  With the exception of the establishment of a reserve for the referenced loan, it should be noted that our need for reserves in recent periods has benefited from overall credit quality improvement.  It has also been favorably impacted by loans from whole-bank acquisitions, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance, as well as a relatively low level of loss reserves allocated to mortgage warehouse loans resulting from the fact that we have not experienced any losses in that portfolio segment.   The allowance was 0.56% of total loans at December 31, 2019 and 2018.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2019, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.  The Company adopted the provisions of FASB’s ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,

Sierra Bancorp Financial Results

January 21, 2020

effective for the first quarter of 2020.  The adoption of ASU 2016-13 changes the methodology used for calculating our allowance for loan and lease losses to the Current Expected Credit Losses (“CECL”) model, which is expected to increase our allowance by around $12 million.

Deposit balances grew by  $52 million, or 2%, during 2019.   Core non-maturity deposits increased by $48 million, or 3%, while customer time deposits reflect growth of only $4 million, or 1%, due to the fourth quarter runoff of certain relatively high-rate time deposits acquired in the latter part of 2018 pursuant to promotional efforts.   Junior subordinated debentures increased slightly from accretion of the discount on trust-preferred securities, and other non-deposit borrowings were reduced by $27 million, or 37%.   Other liabilities increased by $10 million, or 37%, due in large part to a liability for future operating lease payments that was set up in conjunction with the operating lease asset noted above.

Total capital of $309 million at December 31, 2019 reflects  an increase of $36 million, or 13%, relative to year-end 2018 due to capital from the addition of net income, a $13 million favorable swing in accumulated other comprehensive income/loss, and stock options exercised, net of $11 million in dividends paid.   There were share repurchases totaling 44,024 shares at a weighted average cost of $26.58 per share executed by the Company during the fourth quarter of 2019.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.   Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara.   The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center and an SBA center.   In 2019, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country with a 5‑star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10‑K and Form 10‑Q.

Sierra Bancorp Financial Results

January 21, 2020

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Dec '19 vs		Dec '19 vs
ASSETS	12/31/2019	9/30/2019	Sep '19	12/31/2018	Dec '18
Cash and Due from Banks	$ 80,077	$ 80,689	-1%	$ 74,132	+8%
Investment Securities	600,799	599,906	0%	560,479	+7%

Real Estate Loans (non-Agricultural)	1,258,081	1,263,136	0%	1,302,389	-3%
Agricultural Real Estate Loans	144,033	144,618	0%	151,541	-5%
Agricultural Production Loans	48,036	49,105	-2%	49,103	-2%
Comm'l & Industrial Loans & Leases	115,532	115,737	0%	128,220	-10%
Mortgage Warehouse Lines	189,103	216,913	-13%	91,813	+106%
Consumer Loans	7,780	8,151	-5%	8,862	-12%
Gross Loans & Leases	1,762,565	1,797,660	-2%	1,731,928	+2%
Deferred Loan & Lease Fees	2,896	2,946	-2%	2,602	+11%
Loans & Leases Net of Deferred Fees	1,765,461	1,800,606	-2%	1,734,530	+2%
Allowance for Loan & Lease Losses	(9,923)	(11,200)	-11%	(9,750)	+2%
Net Loans & Leases	1,755,538	1,789,406	-2%	1,724,780	+2%

Bank Premises & Equipment	27,435	27,988	-2%	29,500	-7%
Other Assets	129,970	137,971	-6%	133,611	-3%
Total Assets	$ 2,593,819	$ 2,635,960	-2%	$ 2,522,502	+3%

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$ 690,950	$ 685,528	+1%	$ 662,527	+4%
Int-Bearing Transaction Accounts	549,812	545,100	+1%	535,726	+3%
Savings Deposits	294,317	287,774	+2%	283,953	+4%
Money Market Deposits	118,933	124,553	-5%	123,807	-4%
Customer Time Deposits	464,362	503,252	-8%	460,327	+1%
Wholesale Brokered Deposits	50,000	50,000	0%	50,000	0%
Total Deposits	2,168,374	2,196,207	-1%	2,116,340	+2%

Junior Subordinated Debentures	34,945	34,901	0%	34,767	+1%
Other Interest-Bearing Liabilities	45,711	67,357	-32%	72,459	-37%
Total Deposits & Int.-Bearing Liab.	2,249,030	2,298,465	-2%	2,223,566	+1%

Other Liabilities	35,504	34,142	+4%	25,912	+37%
Total Capital	309,285	303,353	+2%	273,024	+13%
Total Liabilities & Capital	$ 2,593,819	$ 2,635,960	-2%	$ 2,522,502	+3%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero.

Sierra Bancorp Financial Results

January 21, 2020

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Dec '19 vs		Dec '19 vs
	12/31/2019	9/30/2019	Sep '19	12/31/2018	Dec '18
Goodwill	$ 27,357	$ 27,357	0%	$ 27,357	0%
Core Deposit Intangible	5,381	5,650	-5%	6,455	-17%
Total Intangible Assets	$ 32,738	$ 33,007	-1%	$ 33,812	-3%

CREDIT QUALITY
(balances in $000's, unaudited)			Dec '19 vs		Dec '19 vs
	12/31/2019	9/30/2019	Sep '19	12/31/2018	Dec '18
Non-Accruing Loans	$ 5,737	$ 6,719	-15%	$ 5,156	+11%
Foreclosed Assets	800	762	+5%	1,082	-26%
Total Nonperforming Assets	$ 6,537	$ 7,481	-13%	$ 6,238	+5%

Performing TDR's (not incl. in NPA's)	$ 8,415	$ 9,067	-7%	$ 10,920	-23%

Non-Perf Loans to Gross Loans	0.33%	0.37%		0.30%
NPA's to Loans plus Foreclosed Assets	0.37%	0.42%		0.36%
Allowance for Ln Losses to Loans	0.56%	0.62%		0.56%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2019	9/30/2019		12/31/2018
Shareholders Equity / Total Assets	11.9%	11.5%		10.8%
Gross Loans / Deposits	81.3%	81.9%		81.8%
Non-Int. Bearing Dep. / Total Dep.	31.9%	31.2%		31.3%

Sierra Bancorp Financial Results

January 21, 2020

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		4Q19 vs	Qtr Ended:	4Q19 vs	Year Ended:		YTD19 vs
	12/31/2019	9/30/2019	3Q19	12/31/2018	4Q18	12/31/2019	12/31/2018	YTD18
Interest Income	$27,775	$27,901	0%	$27,042	+3%	$110,947	$101,638	+9%
Interest Expense	2,953	3,526	-16%	2,984	-1%	13,578	9,244	+47%
Net Interest Income	24,822	24,375	+2%	24,058	+3%	97,369	92,394	+5%

Provision for Loan & Lease Losses	500	1,350	-63%	1,400	-64%	2,550	4,350	-41%
Net Int after Provision	24,322	23,025	+6%	22,658	+7%	94,819	88,044	+8%

Service Charges	3,356	3,292	+2%	3,258	+3%	12,742	12,439	+2%
BOLI Income	567	590	-4%	(475)	NM	2,184	591	+270%
Gain (Loss) on Investments	(227)	-	NM	-	NM	(198)	2	NM
Other Noninterest Income	2,150	1,987	+8%	2,496	-14%	8,749	8,532	+3%
Total Noninterest Income	5,846	5,869	0%	5,279	+11%	23,477	21,564	+9%

Salaries & Benefits	8,957	8,784	+2%	9,139	-2%	35,978	36,133	0%
Occupancy Expense	2,550	2,485	+3%	2,811	-9%	9,845	10,295	-4%
Other Noninterest Expenses	6,475	5,819	+11%	5,087	+27%	24,755	23,596	+5%
Total Noninterest Expense	17,982	17,088	+5%	17,037	+6%	70,578	70,024	+1%

Income Before Taxes	12,186	11,806	+3%	10,900	+12%	47,718	39,584	+21%
Provision for Income Taxes	2,901	2,854	+2%	2,996	-3%	11,757	9,907	+19%
Net Income	$9,285	$8,952	+4%	$7,904	+17%	$35,961	$29,677	+21%

TAX DATA
Tax-Exempt Muni Income	$1,257	$1,160	+8%	$1,019	+23%	$4,534	$4,060	+12%
Interest Income - Fully Tax Equivalent	$28,109	$28,209	0%	$27,313	+3%	$112,152	$102,717	+9%

NET CHARGE-OFFS / (RECOVERIES)	$1,777	$33	+5285%	$1,113	+60%	$2,377	$3,643	-35%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero.

Sierra Bancorp Financial Results

January 21, 2020

PER SHARE DATA
(unaudited)	Qtr Ended:		4Q19 vs	Qtr Ended:	4Q19 vs	Year Ended:		YTD19 vs
	12/31/2019	9/30/2019	3Q19	12/31/2018	4Q18	12/31/2019	12/31/2018	YTD18
Basic Earnings per Share	$ 0.61	$ 0.58	+5%	$ 0.52	+17%	$ 2.35	$ 1.94	+21%
Diluted Earnings per Share	$ 0.60	$ 0.58	+3%	$ 0.51	+18%	$ 2.33	$ 1.92	+21%
Common Dividends	$ 0.19	$ 0.19	0%	$ 0.16	+19%	$ 0.74	$ 0.64	+16%

Wtd. Avg. Shares Outstanding	15,285,413	15,318,580	0%	15,290,740	0%	15,311,113	15,261,794	0%
Wtd. Avg. Diluted Shares	15,393,381	15,434,788	0%	15,441,145	0%	15,437,111	15,432,120	0%

Book Value per Basic Share (EOP)	$ 20.24	$ 19.85	+2%	$ 17.84	+13%	$ 20.24	$ 17.84	+13%
Tangible Book Value per Share (EOP)	$ 18.09	$ 17.69	+2%	$ 15.63	+16%	$ 18.09	$ 15.63	+16%

Common Shares Outstanding (EOP)	15,284,538	15,284,491	0%	15,300,460	0%	15,284,538	15,300,460	0%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Year Ended:
	12/31/2019	9/30/2019		12/31/2018		12/31/2019	12/31/2018
Return on Average Equity	11.97%	11.78%		11.78%		12.23%	11.37%
Return on Average Assets	1.41%	1.36%		1.26%		1.40%	1.23%
Net Interest Margin (Tax-Equiv.)	4.15%	4.09%		4.27%		4.19%	4.24%
Efficiency Ratio (Tax-Equiv.)	57.30%	55.64%		57.79%		57.46%	60.79%
Net C/O's to Avg Loans (not annualized)	0.10%	0.00%		0.07%		0.14%	0.22%

Sierra Bancorp Financial Results

January 21, 2020

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/int-earning due from's	$ 11,592	$ 49	1.68%	$ 23,447	$ 139	2.35%	$ 5,757	$ 34	2.34%
Taxable	422,813	2,448	2.30%	426,523	2,484	2.31%	420,207	2,529	2.39%
Non-taxable	181,633	1,257	3.48%	169,109	1,160	3.44%	138,134	1,019	3.70%
Total investments	616,038	3,754	2.63%	619,079	3,783	2.62%	564,098	3,582	2.71%

Loans and Leases:
Real estate	1,413,347	19,719	5.54%	1,425,093	19,858	5.53%	1,432,447	19,658	5.44%
Agricultural Production	47,964	647	5.35%	50,394	753	5.93%	51,344	787	6.08%
Commercial	110,760	1,344	4.81%	117,414	1,461	4.94%	124,181	1,556	4.97%
Consumer	8,148	379	18.45%	8,467	354	16.59%	9,206	334	14.39%
Mortgage warehouse lines	203,593	1,883	3.67%	169,786	1,646	3.85%	77,749	1,084	5.53%
Other	2,596	49	7.49%	2,458	46	7.42%	2,583	41	6.30%
Total loans and leases	1,786,408	24,021	5.33%	1,773,612	24,118	5.39%	1,697,510	23,460	5.48%
Total interest earning assets	2,402,446	$ 27,775	4.64%	2,392,691	$ 27,901	4.68%	2,261,608	$ 27,042	4.79%
Other earning assets	21,243			12,743			10,920
Non-earning assets	189,357			199,447			207,838
Total assets	$ 2,613,046			$ 2,604,881			$ 2,480,366

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 92,132	$ 69	0.30%	$ 115,971	$ 87	0.30%	$ 98,973	$ 73	0.29%
NOW	457,008	131	0.11%	446,974	133	0.12%	437,982	124	0.11%
Savings accounts	291,107	78	0.11%	290,221	79	0.11%	293,314	78	0.11%
Money market	126,211	45	0.14%	120,196	53	0.17%	133,541	38	0.11%
Time Deposits	479,441	1,779	1.47%	499,572	2,367	1.88%	423,886	1,906	1.78%
Wholesale Brokered Deposits	50,761	247	1.93%	44,946	264	2.33%	46,522	206	1.76%
Total interest bearing deposits	1,496,660	2,349	0.62%	1,517,880	2,983	0.78%	1,434,218	2,425	0.67%
Borrowed funds:
Junior Subordinated Debentures	34,919	430	4.89%	34,876	453	5.15%	34,739	458	5.23%
Other Interest-Bearing Liabilities	56,029	174	1.23%	37,092	90	0.96%	29,222	101	1.37%
Total borrowed funds	90,948	604	2.63%	71,968	543	2.99%	63,961	559	3.47%
Total interest bearing liabilities	1,587,608	$ 2,953	0.74%	1,589,848	$ 3,526	0.88%	1,498,179	$ 2,984	0.79%
Demand deposits - Noninterest bearing	679,718			668,139			685,011
Other liabilities	38,038			45,488			30,983
Shareholders' equity	307,682			301,406			266,193
Total liabilities and shareholders' equity	$ 2,613,046			$ 2,604,881			$ 2,480,366

Interest income/interest earning assets			4.64%			4.68%			4.79%
Interest expense/interest earning assets			0.49%			0.59%			0.52%
Net interest income and margin		$ 24,822	4.15%		$ 24,375	4.09%		$ 24,058	4.27%

Note: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate.

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